Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES STRATEGIC RESTRUCTURING PROGRAM TO SIMPLIFY OPERATIONS AND RESET COST STRUCTURE

Next Step in Plan to Rebuild Foundation of Bed Bath & Beyond

Company Expects to Reduce Annual SG&A Expense by Approximately $85 Million

UNION, N.J., February 27, 2020 – Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced a strategic restructuring program as part of the next phase of its work to rebuild the foundation of the business and create a sustainable, durable business model. The restructuring program includes a reorganization and simplification of its field operations, significant reduction in management positions across the business, and outsourcing of several functions. As part of the program, Bed Bath & Beyond today commenced a workforce reduction impacting approximately 500 positions.

This is a major pivot in the Company’s plan to realize several hundred million dollars of cost saving opportunities over the long-term. The overall restructuring program is expected to reduce annual SG&A expense by approximately $85 million, as part of a strategic realignment to create greater focus on the Company’s core business and initiatives designed to enhance the customer experience, drive sales, and position the Company for long-term success.

Bed Bath & Beyond’s President and CEO, Mark Tritton said, “We are announcing extensive changes today to right-size our organization as part of our efforts to reconstruct a modern, durable business model. We do not take this action lightly but, while difficult, these measured and purposeful steps are necessary. This will reset our cost structure, allowing us to re-invest where it matters most to our customers, to re-establish our authority in the Home space.”

Reconstructing the Operating Model

Reinforcing the Company’s preliminary strategic plan, which includes action across five strategic pillars: Product; Price; Promise; Place; and People, Bed Bath & Beyond has been conducting a comprehensive review of its business to determine ways to drive efficiency and effectiveness.

The Company is now taking steps to reconstruct and modernize its operating model, accelerating its transformation and balancing near-term priorities to generate savings while reinvesting for future growth. The restructuring program consists of a reset of the cost structure that will:

1.	Simplify and remove spans and layers of management to bring the Company in line with industry best practice;

2.	Remove duplicative or redundant roles to streamline the organization;

3.	Reduce and realign regional zones to simplify and restructure field operations; and

4.	Outsource several functions to allow the Company to focus on core competencies.

In connection with this restructuring program, the Company expects to incur net pre-tax charges of approximately $26 million, primarily for severance and related costs, all of which will be expensed in the fiscal 2019 fourth quarter.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives and the potential impact of its strategic restructuring program. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (908) 855-4202 / 347 604 0381 or dominic.pendry@bedbath.com